UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2011

Lakeland Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779-7410
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

                           Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Lakeland Industries, Inc. announced the retirement of Raymond J. Smith as Chairman of the Board effective February 25, 2011. Mr. Smith is a co-founder of the Company and served as its Chairman since 1982.

Lakeland announced that Stephen M. Bachelder, a member of the Board of Directors of Lakeland Industries since 2004, has been appointed to replace Mr. Smith as Chairman.

Lakeland’s Board has unanimously nominated Mr. Thomas McAteer to fill Mr. Bachelder’s vacated seat.

The retirement of Mr. Smith and the nomination of Mr. McAteer keeps the Company’s total number of directors to 7, a majority (being 6 of 7) of which are defined as independent in accordance with NASDAQ regulations.

Thomas McAteer serves as a Senior Vice-President and Regional Market Head for Aetna Better Health, Aetna’s Medicaid Division.  He is responsible for the East Region and he has led an expansion that has seen growth of over 200% over the past three years. Tom earned his BA and MBA from Hofstra University where he taught Business Ethics in the Graduate School of Business in 2006. In 1995, he completed Managing the Enterprise a post-graduate program at Columbia University School of Business.  In 2000, he was awarded an honorary doctorate of Commercial Sciences from Dowling College.  Mr. McAteer's qualifications to serve on our board include his extensive experience as a CEO in the highly regulated health care space, experience with mergers and acquisitions, and his experience consulting to senior executives.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits. The following exhibit is being furnished herewith:

99.1	Press release issued by Lakeland Industries, Inc., dated March 1, 2011, titled “Lakeland Industries Appoints Stephen M. Bachelder as Chairman of the Board Following Retirement of Raymond J. Smith”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

Date March 1, 2011	/s/ Christopher J. Ryan
Christopher J. Ryan
President & CEO